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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          NETLIVE COMMUNICATIONS, INC.


         NetLive Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is NetLive Communications, Inc. The name under which the corporation was originally incorporated was Netvisions Incorporated. The date of filing of its original Certificate of Incorporation with the Secretary of State was August 23, 1995. The dates of filing of the three Certificates of Amendment to the Certificate of Incorporation were January 3, 1996, March 4, 1996 and October 17, 1997.

         2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation by: (1) changing the name of the corporation to "Linda Corporation"; (2) increasing the authorized capitalization of the corporation from 20,000,000 shares, of which 19,000,000 are Common Stock and 1,000,000 are Preferred Stock, to 37,000,000 shares, of which 33,000,000 are Common Stock and 4,000,000 are Preferred Stock; and (3) renumbering certain remaining paragraphs of the Restated Certificate of Incorporation.

         3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

         ARTICLE I: The name of the corporation shall be: LINDA CORPORATION (hereinafter the "corporation").

         ARTICLE II: The registered office of this corporation in the State of Delaware is Two Greenville Crossing, Suite 300A, 4001 Kennett Pike, P.O. Box 4477, Wilmington, New Castle County, Delaware 19807-0477 and its registered agent at that address is Corporations & Companies, Inc., Two Greenville Crossing, Suite 300A, 4001 Kennett Pike, P.O. Box 4477, Wilmington, New Castle County, Delaware 19807-0477.

         ARTICLE III: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware; and shall have perpetual existence.

         ARTICLE IV: 1. The total number of shares which the corporation shall have authority to issue is 37,000,000, all of which have a par value of $0.0001; 33,000,000 of said shares are Common Stock and 4,000,000 of said shares are Preferred Stock.

         2. The powers, preferences and rights, and the qualifications, limitations and restrictions

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of the corporation's Common Stock and Preferred Stock are as follows:

         (a) holders of the corporation's Common Stock as a class have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and are entitled upon liquidation of the corporation to share ratably in the net assets available for distribution, are not redeemable and have no pre-emptive or similar rights; and holders of the corporation's Common Stock have one non-cumulative vote for each share held of record on all matters to be voted on by the corporation's stockholders; and

         (b) the shares of Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

         ARTICLE V: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

         ARTICLE VI: The stockholders and directors shall have the power to hold their meetings, to have an office or offices, to keep the books, documents and papers of the corporation outside of the State of Delaware at such places as might from time to time be designated by the by-laws or resolutions of the directors or stockholders, except as otherwise required by the laws of Delaware.

         ARTICLE VII: Number of Directors: The number of directors of the corporation shall be seven.

         ARTICLE VIII: Classified Board of Directors: The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of this Certificate of Incorporation of any resolution or resolutions providing for the issuance of any such series of stock adopted by the Board of Directors, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. The initial Class I


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Directors shall serve for a term expiring at the first annual meeting of stockholders of the corporation following the filing of this Amended and Restated Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the first annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation. Each director in each such class shall hold office until his or her successor is duly elected and qualified or until his earlier death, disability, resignation or removal. At the first annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the successors of the initial Class I Directors and the initial Class II Directors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the second year and third year, respectively, following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his earlier death, disability, resignation or removal. At each annual meeting of stockholders beginning with the second annual meeting of stockholders following the filing of this Amended and Restated Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his earlier death, disability, resignation or removal.

         ARTICLE IX: Vacancies: If any seat on the Board becomes vacant during its initial term following the 1997 annual meeting of the stockholders, such vacancy shall be filled as follows: (i) in the case of Class III Directors, or their successors, by the vote of a majority of the remaining Class III Directors, (ii) in the case of the Class II Directors or Designee "A" of the Class I Directors, or their successors (all such Directors being referred to as the "Independent Directors"), by the vote of a majority of the remaining Independent Directors, and (iii) in the case of Designee "B" of the Class I Directors, or his successors, by May Davis Group, Inc., Owen May, Dibo Attar, Dennis E. Sal, Davstar II Mdg. Investments Corp. N.V., Jasminville Corp., N.V., Celestial Dreams Corp. N.V., Eaglehurst Corp. N.V., Signal Hill N.V., Wellington Corp. N.V. and Ganaterra Corp. N.V., so long as such person is not an officer or employee of May Davis Group, Inc. and is reasonably acceptable to the Board."

         4. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

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         IN WITNESS WHEREOF, said NetLive Communications, Inc. has caused this
Certificate to be signed by Adrian D. Wischer, its President, this ___ day of __________, 1999.



                                                NETLIVE COMMUNICATIONS, INC.



                                       By:      _______________________________
                                                Adrian D. Wischer, President






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